Exhibit 99.1

For Immediate Release	Contact:	Bob DeFillippo
June 8, 2009		(973) 802-4149

PRUDENTIAL FINANCIAL, INC. COMPLETES PUBLIC OFFERINGS OF

COMMON STOCK AND SENIOR DEBT SECURITIES

NEWARK, N.J. – Prudential Financial, Inc. (NYSE:PRU) today announced that it has completed a public offering of 36,858,975 shares of its common stock which includes 4,807,692 shares of common stock issued pursuant to the exercise in full of the underwriters’ option to purchase additional shares. In addition, the company announced today the completion of a $1 billion public offering of senior debt securities in the form of its medium-term notes, Series D. The common stock and debt offerings resulted in aggregate net proceeds to the company of approximately $2.4 billion.

This announcement does not constitute an offer to sell or the solicitation of any offer to buy the common stock or senior debt securities, nor shall there be any offer or sale of the common stock or senior debt securities in any jurisdiction where such offer, solicitation or sale would be unlawful.

Prudential Financial, Inc., a financial services leader with approximately $542 billion of assets under management as of March 31, 2009, has operations in the United States, Asia, Europe, and Latin America. Leveraging its heritage of life insurance and asset management expertise, Prudential is focused on helping approximately 50 million individual and institutional customers grow and protect their wealth. Prudential’s businesses offer a variety of products and services, including life insurance, annuities, retirement-related services, mutual funds, investment management, and real estate services.